Exhibit 99.2

Transcript of earnings conference call held on April 29, 2015

CORPORATE PARTICIPANTS

Steven Gerard Cbiz Inc. - Chairman, CEO

Ware Grove Cbiz Inc. - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Jim Macdonald First Analysis - Analyst

Steve McManus Sidoti and Company - Analyst

PRESENTATION

Operator

Good morning, and welcome to the CBIZ First Quarter 2015 Results conference call. All participants will be in a listen-only mode. (Operator Instructions).

After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions).

Please note this event is being recorded. I would now like to turn the conference over to Steven Gerard, Chairman and CEO. Please go ahead.

Steven Gerard - Cbiz Inc. - Chairman, CEO

Thank you, Emily, and good morning, everyone. Thank you for calling into our First Quarter 2015 Results conference call.

Before I begin my comments, I’d like to remind you of a few things. As with all of our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in; however, I ask that if you have questions, you hold them for after the call and we’ll be happy to take them at that time.

The call is also being webcast and you can access the call over our website. You should’ve all received a copy of the press release we issued this morning. If you did not, you can also access that on our website.

Finally, please remember that during the course of the call, we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future.

Actual results can and sometimes do differ materially from those projected in the forward-looking statements. Additional information concerning the factors which could cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings, Form 10K and other press releases.

Joining me on the call this morning is Jerry Grisko, our president and chief operating officer, and Ware Grove, our chief financial officer. Prior to the opening, we were very pleased to release our first quarter results for 2015. We posted revenue up 5.5% and earnings per share on a consistent basis, double that, which is what our strategy has been.

The first quarter came in very close to where we thought it was going to be and I’d like to turn it over to Ware now to give you the details, and then I’ll come back and talk a little bit about our pipeline, the market as we see it, and some other events within the Company.

Ware Grove - Cbiz Inc. - SVP, CFO

Thank you, Steve, and good morning, everyone. As we normally do, I want to take a few minutes to run through the numbers we released this morning for the first quarter results ended March 31, 2015.

So as we do this, just remember that results for the first quarter of 2014 have been restated to reflect the impact of several discontinued operations. Thanks to the efforts of the many CBIZ associates who are working hard to serve clients, as Steve commented, we are very happy that results for the first quarter ended March 31, 2015, are in line with our expectations.

Total revenue in the first quarter was $213.9 million, an increase by 4.5% compared with a year ago. As we indicated earlier this year, we need to adjust prior year revenue for the sale of the Miami office, which occurred in the fourth quarter of 2014.

For the full year of 2014, the Miami office recorded approximately $5.4 million of revenue and in the first quarter a year ago, the Miami office recorded approximately $1.9 million of revenue. Making that adjustment, the revenue in the first quarter this year grew by 5.5% compared with the adjusted revenue in the first quarter a year ago.

The underlying same unit revenue grew by $4.6 million, which is up 2.2% in the first quarter this year compared with prior year, and adjusting for the sale of the Miami office, acquisitions contributed an additional $6.5 million to revenue growth.

We are very pleased that we are able to increase margin on pre-tax income from continuing operations by 30 basis points, and therefore, as Steve commented, we leveraged our revenue growth into a faster rate of growth on the bottom line.

Earnings per share from continuing operations was $0.38 per fully diluted share for the first quarter this year compared with $0.34 for the first quarter a year ago. Eliminating the share equivalents that result from accounting for the 4 and seven-eighths% convertible notes, the adjusted earnings per share was 40 cents for the first quarter this year compared with $0.36 for the first quarter a year ago.

An increase in EPS is slightly more than 11% on the 5.5f% adjusted revenue growth. As a reminder, due to the unpredictable nature of the accounting for share equivalence, our 2015 guidance for growth in earnings per share was based on maintaining a constant share account this year compared with the prior year and removing the impact of share equivalents from both the 2014 and 2015 weighted average share calculations.

Cash flow for the first quarter was in line with expectations and at March 31, 2015, the outstanding balance on our $400 million unsecured line of credit was $146.8 million. In addition to the normal seasonal use of cash that is characteristic of our business during the first quarter, we used $9.1 million to fund acquisition related payments and we used approximately $5.0 million in the first quarter this year for the repurchase of approximately 600,000 shares of our common stock.

Aside from acquisition or share repurchase activity, the seasonal cash flows typical of a — typical of our business, we expect cash flow from operations will result in a substantial reduction in the balance outstanding on the credit facility over the remaining balance of the year.

At March 31, 2015, there is $97.6 million outstanding on the 4 7/8% convertible notes that are due October 1, 2015. Remember that in the third quarter of 2014 in two privately negotiated transactions we retired $32.4 million of the notes.

We will continue to evaluate further early repurchases of the notes before maturity date, but it is unclear of additional transactions can be completed, or if so, on what terms. Bear in mind that we are currently recognizing a 7.5% interest rate on these outstanding notes, and as these notes are refinanced using funds available under our credit facility, the incremental cost of funds under our credit facility today is under 2.5%.

We believe that the $400 million unsecured credit facility has the capacity to refinance the remaining balance on the convertible notes, and also has the capacity and the flexibility to fund our continued acquisition activity and provide for further share repurchases.

Our first priority in using capital continues to be focused on building our business through acquisitions. Future share repurchase activity will continue to be focused on maintaining a constant share account and will be opportunistic.

During the first quarter of 2015, we announced one acquisition that closed effective March 1, 2015. We are continually evaluating a long pipeline of potential acquisitions and as we have consistently done in recent years, we expect to complete a number of additional acquisitions in the year yet ahead.

Looking at future expected earn-out payments for acquisitions completed in prior years, we estimate that cash payments of approximately $8.9 million over the balance of 2015, $9.3 million in 2016, $6.1 million in 2017, and $2.1 million in 2018.

A capital spending in the first quarter was approximately $3 million. A large share of that is related to an upcoming facilities move within our Kansas City market that is scheduled for the second quarter this year.

So for the full-year of 2015, we expect capital spending in total within a range between $5 to $6 million. Now, as is characteristic of our normal seasonal trends, DSO on outstanding receivables at March 31, 2015, increased to 90 days, but that compares with 92 days at the end of the first quarter a year ago.

So there’s been some improvement in DSOs compared to first quarter a year ago. The effective tax rate in the first quarter this year was 41% compared with 42.1% in the first quarter a year ago.

We have typically been able to recognize favorable adjustments later in the year, and as we continue to expect — and we continue to expect an effective tax rate close to 40% for the full year of 2015.

Now, briefly commenting on operating performance within our practice groups, we reported a total revenue increase of 1.8% within our financial services group; however, adjusting for the Miami office revenue that was reported in the first quarter a year ago, the increase in total revenue within this group was 3.2% on an adjusted basis.

The underlying same unit revenue within financial services increased by 2.7% for the first quarter this year compared with the prior year, and that was led by continued strong performance in our government health care consulting group.

We recorded an increase in total revenue in our employee services group of 11.7% in the first quarter compared with a year ago primarily due to the impact of our active acquisition activity within this group during the second half of 2014.

Same unit revenue within employee services for the first quarter was 1.5% compared with the first quarter a year ago. We are continuing to see strong results within the property of casualty area, retirement advisory services area, and payroll services within this group.

Client retention rates continue to be very close to 90% or better. The employee benefits area is performing well. The first quarter revenue was impacted by the timing of carrier commissions that may be recognized and are expected to be recognized later in the year.

Looking ahead to the balance of 2015, we continue to see modestly strengthening business environment for our clients, and we continue to project total revenue growth within a range of 5% to 7% over 2014, including the adjustments for the sale of the Miami office that I commented on earlier.

We are projecting margin improvement in 2015 and we continue to project an increase in earnings per share within a range of 12% to 15% over the 2014 normalized earnings per share, which was $0.61 per share.

Again, as a reminder, share count in both years is being normalized to exclude the unpredictable impact of accounting for share equivalence associated with the convertible notes. Cash flow will continue to be strong and we continue to project an increase in adjusted EBITDA within a range of 8% to 10% over the $82.2 million we recorded in 2014.

So with these comments, I will wrap up and I’ll turn it back over to Steve.

Steven Gerard - Cbiz Inc. - Chairman, CEO

Thank you, Ware. Let me comment first on what we think we — what we’re seeing with our clients. As I indicated in the last quarterly call, I think our clients are cautiously optimistic about their growth opportunities in 2015, notwithstanding this morning’s GDP numbers.

We are still highly confident in our ability to hit the guidance that we issued in February. As Ware indicated for the next six months, we’re going to be focused on the retirement of our convertible note.

We are — we are very comfortable in — with the fact that we have more than enough capability within our revolver that we redid last year to take those notes out, either before or at maturity, and we will continue to look at the option of a cash or a combination of cash and stock purchase as we have done before.

Our businesses are operating as I indicated in my preface pretty much on line with where we thought they were going to be. As in any company with the multiple units that we have, some are stronger than others, but I’d like to reiterate what I have been trying to convey for 14 years, which is that any one quarter, numbers will go up and down by business unit and we tend to look at our units over a period of time.

With that, let me stop. I’ll come back and talk about M&A and some other things later. And let me take — let’s take the questions from our analysts and shareholders.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question and answer session. (Operator Instructions).

Our first question is from Jim Macdonald of First Analysis. Please go ahead.

Jim Macdonald - First Analysis - Analyst

Yes, good morning, guys.

Steven Gerard - Cbiz Inc. - Chairman, CEO

Hey, Jim.

Jim Macdonald - First Analysis - Analyst

Yes, could you give a little more detail on financial services? I believe last year was a — should’ve been an easy comparison given the weather, which I think pushed back some revenue into Q2.

So even though you’re looking at an adjusted 2.7% same-store, you know, that — any view of how that would be with the weather impact and basically, how is the accounting business doing?

Ware Grove - Cbiz Inc. - SVP, CFO

Yes, let me give you two data points that may help. We had weather issues in the first quarter of this year as most people know both primarily in the Northeast, two very large offices: New York and Boston.

So we’re going to see some of the same phenomenon that we saw a year ago with work that might’ve gotten done had it not been for all the snow that would drag into the second and third quarter.

Let me also tell you that we are running this year in the first quarter as high a utilization rate as we ever have before. So what that tells us is everybody’s fully working and they’re busy. So any of the work that might not have gotten done across the country, we think we’re going to pick up in the second and third quarter.

Jim Macdonald - First Analysis - Analyst

And any other shifts? I mean, have you — is there continued shift to — of people delaying their filings and things? Is that impacting comparisons at all?

Steven Gerard - Cbiz Inc. - Chairman, CEO

No, there isn’t — we’re not aware of people shifting by — on their own. We, of course, tried to balance out the work on the tax returns. So where they can be extended and the client’s comfortable with that, we certainly push to do that to even it all out.

But I don’t think we’ve seen a fundamental shift in client demand. I think what we’ve seen is everybody here’s on the financial services have been working very, very hard. Some of our national practices, it was more than just the government health care business, our risk and advisory business, which is project related with strong — our real estate advisory business, which is in there on a comparative basis with the first quarter of last year was strong.

So we’ve actually seen while the — while the financial services folks were full out, it’s very hard to grow even faster than that because they’re all at full utilization. So we really saw any of the slack that might have come in — that might have been there, was picked up the national practices anyway.

We’re not looking at the first quarter and saying that this is a real issue for us. We’re very confident that the guidance we gave at the beginning of the year we should be able to meet or exceed.

Jim Macdonald - First Analysis - Analyst

Okay. Let me just ask one more and I’ll get back in cue. So yes, I think you also were hoping that same-store growth will get back to maybe over 3% for this year? So you’re still believing that after 2.2% in the first quarter?

Steven Gerard - Cbiz Inc. - Chairman, CEO

Yes.

Jim Macdonald - First Analysis - Analyst

Okay. I’ll get back in cue.

Operator

Next question is from Steve McManus of Sidoti and Company. Please go ahead.

Steve McManus - Sidoti and Company - Analyst

Hey. Good morning, guys.

Ware Grove - Cbiz Inc. - SVP, CFO

Hey, Steve.

Steven Gerard - Cbiz Inc. - Chairman, CEO

Hi, Steve.

Steve McManus - Sidoti and Company - Analyst

My first question, I kind of wanted to just get a little bit more insight as to where you’re seeing the strongest growth within the employee services segment.

Steven Gerard - Cbiz Inc. - Chairman, CEO

A quarter of a quarter we’re seeing the strongest growth in property and casualty, in payroll and in retirement plan services. As Ware pointed out, the employee benefits business, which performed very well, by the way, there’s a timing issue with the receipt of some of the carrier bonuses, which we think will pick up in the second quarter or those results would’ve been slightly higher.

But we’re seeing pretty good results in all of those. We have a couple of business units as we talked about before that the revenue might be flat to down, particularly our life insurance business and our wholesale business, but the — I’ve given you the areas and I think Ware covered them, too. So where we’re seeing particular strength.

Steve McManus - Sidoti and Company - Analyst

Okay. Great. And then corporate G&A as a percentage of the sales dropped about 40 basis points year-over-year; is that a fair run rate to kind of expect to moving forward through ‘15 or do you expect improved leverage throughout the year?

Steven Gerard - Cbiz Inc. - Chairman, CEO

Yes, Steve. We expect some leverage for the year. It may not be the full 30 or so basis points we recognized in the first quarter because we have a lot of revenue to leverage, but yes, the run rate is not inconsistent with what we should expect for the balance of the year.

Ware Grove - Cbiz Inc. - SVP, CFO

If you had looked — as I assume — I know you have — if you looked at the details in the 10K that we filed, you will have picked up — everyone will have picked up the fact that we’ve been very successful in settling some of our largest most costly legal issues.

So we’re expecting that we’ll pick — have some year-over-year pickup on — in that — in that area in particular.

Steve McManus - Sidoti and Company - Analyst

Okay. And then any changes with respect to the project base work? Has it — has it picked up a bit or still relatively the same?

Steven Gerard - Cbiz Inc. - Chairman, CEO

Well, as I indicated earlier, in the first quarter we got a better pickup in our project-related businesses, but that’s a lumpy business. And just — and so it’s hard to predict whether there’s a trend there.

In our — in our government services business, we had a poorer than expected fourth quarter because some projects got delayed and they were picked up in the first quarter. Our risk and advisory business is also a project-related business and we’ve seen more activity, but again, I think it’s too early to call that as to whether that’s going to be a major trend this year or if we just benefitted within the quarter.

Steve McManus - Sidoti and Company - Analyst

Okay. And then my last one, I know you mentioned you were going to get to M&A, but just wanted to kind of get your thoughts on target areas of focus and what you’re seeing in terms of pricing on that condition front.

Steven Gerard - Cbiz Inc. - Chairman, CEO

Well, I can — I can deal with that. Right now, our target area has been consistent over the last few years. Obviously, only in the businesses we’re in today, we’re going to continue to focus on our financial services business, and most of our employee services businesses is, we expect to do the traditional three to six transactions a year based on what we see now.

Pricing has not dramatically changed from where it was last year. Acquisitions are highly opportunistic and while we have a good pipeline, I don’t think there’s anything spectacular that we are going to report, you know, within the next month or two, but we’ve got a good enough pipeline to fill up our needs for this year.

Steve McManus - Sidoti and Company - Analyst

All right. Thanks a lot. I appreciate it, guys.

Operator

As a reminder, if you’d like to ask a question, please press star and then one. Our next question is a follow-up from Jim Macdonald of First Analysis. Please go ahead.

Jim Macdonald - First Analysis - Analyst

Yes, just a couple of quick things. So you mentioned the commission impact on health benefits; is there a way we can get an approximately quantification of how much was deferred?

Steven Gerard - Cbiz Inc. - Chairman, CEO

Contingency. Yes, Jim, it’s — I mean, the revenue is a little flat and, you know, it might be, you know, a couple of hundred thousand dollars plus or minus that spills over from a timing perspective. It’s not huge, but it certainly has an impact on margin because it’s incrementally all drops through to the bottom line when that — when the timing occurs.

Jim Macdonald - First Analysis - Analyst

And I noticed in other income both this year and last year had a reduction in the contingent earn-out liability, and this year was a little bit more. That — is there — can you talk about that at all and, you know, I guess that — is that from some of your acquisitions not performing quite as well as expected or.

Steven Gerard - Cbiz Inc. - Chairman, CEO

Well, it’s — it — we have to be careful about that because the way the accounting is, we have to estimate when we do the acquisition what the — what the earnings are going to be or what our payout is going to be. Most of the time it’s based on EBITDA.

So inevitably what you do is you take a look at the most that you can give and you come close to that as you can justified for the accountants to book the liability. So it — there’s a difference between that number and what might’ve been expected when you close the transaction based on an IRR basis, and sometimes those adjustments are made just to bring it back in line to what we’re seeing in reality.

So it’s not always we didn’t get what we expected. It might be we didn’t get what we could have gotten if they had really outperformed. Having said that, from time-to-time, we actually have acquisitions that don’t perform quite as well, so it’s really a combination of both things.

Jim Macdonald - First Analysis - Analyst

Okay. Great. Thanks a lot.

Operator

This concludes our question and answer session. I’d like to turn the conference back over to Steven Gerard for any closing remarks.

Steven Gerard - Cbiz Inc. - Chairman, CEO

Okay. Well, thank you all for calling in. I thank all of our associates who have listened in. I congratulate all of you on being part of a company that won the Forbes Best Place to Work in consulting and accounting. That goes to your efforts and your commitment to our company.

And I know the shareholders appreciate it. To everyone else, we look forward to a good second quarter and we will look forward to reporting the same in July. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.